Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____________________________________

MGIC INVESTMENT CORPORATION (Exact name of registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	39-1486475 (I.R.S. Employer Identification No.)
250 East Kilbourn Avenue Milwaukee, Wisconsin 53202 (Address, including zip code, of registrant’s principal executive offices) _____________________________________
MGIC Investment Corporation 2015 Omnibus Incentive Plan (Full title of the plan)
Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary
MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
(414) 347-6480
(Name, address, and telephone number, including area code, of agent for service)

_____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	10,000,000	$9.43 (1)	$94,300,000 (1)	$9,496.01
Common Share Purchase Rights	10,000,000	(2)	(2)	(2)

(1)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported by The New York Stock Exchange on November 4, 2015.

(2)	The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by MGIC Investment Corporation (the “Company”) with the Commission are hereby incorporated herein by reference:
1.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
2.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014.
3.The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated July 25, 1991, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1933, as amended, and any amendments or reports filed for the purpose of updating such description.
4.The description of the Company’s Common Share Purchase Rights contained in Item 1 of the Company’s Registration Statement on Form 8-A/A, dated July 24, 2015, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1933, and any amendments or reports filed for the purpose of updating such description.
5.All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.
A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Jeffrey H. Lane, who provided the opinion regarding the Common Stock registered pursuant to this Form S-8, is the Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Lane owns shares of the Registrant’s Common Stock and Restricted Stock Units granted with respect to Common Stock. In addition, Mr. Lane may be granted additional stock-based awards or other compensation benefits from the Registrant on or after the date hereof.

Item 6. Indemnification of Directors and Officers.
Pursuant to the Wisconsin Business Corporation Law and the Company’s Amended and Restated Bylaws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (1) to the extent such officers or directors are successful in the defense of a proceeding and (2) in proceedings in which the director or officer is not successful in defense thereof unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.
Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.
The indemnification provided by the Wisconsin Business Corporation Law and the Company’s Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The Company also maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 6th day of November, 2015.

MGIC INVESTMENT CORPORATION

By:	/s/ Timothy J. Mattke
Timothy J. Mattke
Executive Vice President and Chief Financial Officer

S-1

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in their indicated capacities, all as of November 6, 2015.

Signature	Title

/s/ Patrick Sinks
Patrick Sinks	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Timothy J. Mattke
Timothy J. Mattke	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Julie K. Sperber
Julie K. Sperber	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
*
Curt S. Culver	Director, Chairman of the Board

*
Daniel A. Arrigoni	Director

*
Cassandra C. Carr	Director

*
C. Edward Chaplin	Director

*
Timothy A. Holt	Director

*
Kenneth M. Jastrow, II	Director

*
Michael E. Lehman	Director

*
Donald T. Nicolaisen	Director

*
Gary A. Poliner	Director

*
Mark M. Zandi	Director

* By:	/s/ Timothy J. Mattke
Timothy J. Mattke
Attorney-in-Fact

S-2

EXHIBIT INDEX
MGIC INVESTMENT CORPORATION
2015 OMNIBUS INCENTIVE PLAN

(4.1)	Articles of Incorporation, as amended, [Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2013]
(4.2)	Amended and Restated Bylaws, as amended, [Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 25, 2014]
(4.3)
MGIC Investment Corporation 2015 Omnibus Incentive Plan, [Incorporated by reference to Appendix A to the Company’s Proxy Statement dated March 24, 2015 in connection with its Annual Meeting of Shareholders held on April 23, 2015 (File No. 1-10816)]

(4.4)
Amended and Restated Rights Agreement, dated as of July 23, 2015, between MGIC Investment Corporation and Wells Fargo Bank, National Association [Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A filed on July 24, 2015 (File No. 1-10816)]

(5)	Opinion of Jeffrey H. Lane
(23.1)	Consent of PricewaterhouseCoopers LLP
(23.2)	Consent of Jeffrey H. Lane (contained in Exhibit 5 hereto)
(24)	Powers of Attorney relating to this filing and any subsequent amendments